Exhibit 99.1

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc. Announces Completion of Branch Acquisition
RENTON, WASHINGTON – August 28, 2017 – First Financial Northwest, Inc. ("Company") (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank ("Bank"), announced today that it has completed the previously announced purchase of four branches from Opus Bank. The four branch offices are located in the communities of Smokey Point, Lake Stevens, Clearview and Woodinville, Washington. In connection with the purchase, First Financial Northwest Bank acquired approximately $75 million in customer deposits. The Bank did not acquire any loans as part of the transaction.
"We are pleased to welcome our new customers and employees to First Financial Northwest Bank," said Joseph W. Kiley III, First Financial Northwest Bank's President and Chief Executive Officer. "We look forward to extending our personalized service and unique financial solutions to meet customers' individual, family and business banking needs in these vibrant market areas. These new branch offices are a natural extension of our growing footprint in King and Snohomish counties and complement our strategy to grow core deposits and reduce our cost of funds. Over the course of two years, we will have transformed from a single-branch bank to a bank with an expected 10 branches by the end of the year."
The four new locations join the Bank's Renton headquarters and newest branch office opened in Bellevue, Washington, as well as its existing three branch offices located in Mill Creek, Edmonds and The Landing in Renton, Washington. A new branch office located at The Junction in Bothell, Washington is slated to open later this year.
About First Financial Northwest, Inc. and First Financial Northwest Bank
First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; an FDIC insured Washington State‑chartered commercial bank headquartered in Renton, Washington, now serving the Puget Sound Region through nine full-service banking offices. We are a part of the ABA NASDAQ Community Bank Index and the Russell 3000 Index. For additional information about us, please visit our website at ffnwb.com and click on the "Investor Relations" link at the bottom of the page.
Forward Looking Statements:
This press release contains statements that the Company believes are "forward-looking statements." These statements relate to the Company's financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our risk factors contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Such forward-looking statements speak only as of the date of this release.  The Company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Company's expectations of results or any change in events.